UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form 8-K/A
Amendment No. 1
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

July 2, 2008 (June 30, 2008)
Date of Report (Date of earliest event reported)

EGPI FIRECREEK, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-32507	88-0345961
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6564 Smoke Tree Lane
Scottsdale, AZ 85253

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (480) 948-6581

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 to the current report on Form 8-K/A amends and supplements the Current Report on Form 8-K of EGPI Firecreek Inc., filed with the Securities and Exchange Commission on March 5, 2008 (the “March 2008 Form 8-K”).

ITEM 1.01 Entry into a Material Definitive Agreement

Background

As previously reported by EGPI Firecreek, Inc. in its Current Report on Form 8-K, dated August 9, 2007, EGPI Firecreek through its wholly owned subsidiary, Firecreek Petroleum, Inc. (collectively, the “Company”) entered into a Letter Agreement with Star Energy Corp. (“Star”) relating to the purchase and sale of all of the Company’s rights to and interest in certain projects in Ukraine (the “Agreement”). Pursuant to the Agreement, the Company received 2,100,000 shares of Star’s restricted Common Stock (“Company Shares”) and one hundred thousand dollars ($100,000) in cash upon execution of the Agreement (“Cash Payment”). As previously reported in the March 2008 Form 8-K, the Company received a Demand for Arbitration (the “Arbitration”) from Star against the Company and Double Coin Ltd. (“Double Coin”), an entity co-owned in part by a former Director of the Company. Pursuant to the Arbitration, Star sought: (i) to have the Agreement declared null and void; (ii) the return of the Company Shares; and (iii) the Company to return the $100,000 Cash Payment.

Settlement

On June 30, 2008, the Company entered into a Settlement Agreement with Star to resolve all disputes relating to the Arbitration (the “Settlement”). Pursuant to the Settlement: (i) the Company shall be entitled to retain the Cash Payment; (ii) the Company shall retain 1,000,000 of the Company Shares (“Retained Shares”); (iii) the Company agreed that the Retained Shares may only be sold pursuant to a leak-out, as provided in the Settlement; and (iv) the Company and Star agreed to dismiss the Arbitration with prejudice in its entirety as against the Company. Furthermore, Star and the Company executed and delivered to one another General Releases.

ITEM 8.01 Other Events

Please refer to Item 1.01

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

EGPI FIRECREEK, INC. (formerly Energy Producers, Inc.)

By:	/s/ Dennis R. Alexander
Chairman and Chief Financial Officer

July 2, 2008